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                                                                    EXHIBIT 99.1

Boston Private Bancorp, Inc. Announces Earnings

BOSTON, Jan 28 -- Boston Private Bancorp, Inc. (OTC:BPBC - news) today reported net income for 1997 of $3,508,000, or $0.32 per share, after deducting $1,226,000, or $0.11 per share, of non-recurring acquisition expenses net of taxes in connection with its acquisition of Westfield Capital Management Company on October 31, 1997. The Company's earnings, before deducting acquisition expenses net of taxes, totaled $4,734, 000, or $0.43 per share.

The acquisition of Westfield was accounted for as a pooling of interests. Accordingly, all results reported in the Company's financial statements include the results of Westfield. The Company's earnings in 1996 reflecting pooling of interests treatment totaled $5,478,000, or $0.55 per share. Prior to reflecting pooling of interests treatment the Company reported $2,240,000, or $0.36 per share, in 1996.

In the fourth quarter of 1997, during which period the Westfield acquisition expenses were substantially recorded, the Company reported net income of $188,000, or $.02 per share, compared to $1,341,000, or $.13 per share, in the fourth quarter of 1996. Earnings in the fourth quarter of 1997 totaled $1,342,000, or $.12 per share, before deducting $1,154,000 of acquisition expenses net of taxes.

The Company completed 1997 with assets under management of $2.2 billion on a consolidated basis, which represents a 16% increase for $1.9 billion at year end 1996. Fee income accounted for 55% of the Company's total revenue in 1997, the results of Westfield for the entire year. The addition of Westfield increased this ratio from 29% prior to the acquisition. The Company's balance sheet assets totaled $369 million, compared to $294 million at December 31, 1996. At year end, Commercial loans totaled $135 million, an increase from $98 million at year end 1996. Residential Mortgage loans totaled $142 million, compared to $108 million at year end 1996. The Company's total loan growth for 1997 was 34%. Total deposits increased from $209 million to $258 million in 1997, a 23% increase. The Company's Tier I capital to asset ratio was 7.03% at December 31, 1997, well above regulatory standards. For 1997, the Company's return on equity excluding the impact of acquisition expenses was 18.2%, and after deducting acquisition expenses the ratio was 13.5%.

In announcing the results, Company President and CEO Timothy L. Vaill said, "We experienced strong growth in all of our business areas in 1997, reflecting the demand for the types of services we offer. The marketplace clearly appears to be responsive to establishing banking and investment relationships which accommodate the broad spectrum of the financial asset life cycle, and which withstand the test of time."

The acquisition of Boston-based Westfield Capital Management Company, an investment firm





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with assets under management of $1.3 billion, represented the Company's second investment management acquisition since 1995. Said Mr. Vaill, "This acquisition reinforces our position in the marketplace as a leading provider of private banking services with investment management as a principal focus. Immediately, it resulted in our having over $2 billion in client assets under management and broadened our range of product offerings. In addition, Westfield's CEO, Mike Hazard, and his team, give us significantly greater depth and experience in investment management." Westfield Capital Management specializes in separately managed, growth equity portfolios, with specific emphasis on small to mid-cap positions.


The Company's bank subsidiary, Boston Private Bank & Trust Company specializes in providing private banking and investment services to individuals, their families and their businesses, as well as to foundations and selected institutional clients. Its investment emphasis is on mid to large cap equity portfolios and active management of fixed income accounts. Mr. Vaill continues, "The lending, cash management and individual trust and investment products provided by the Bank, combined with our world class personal service and high-touch, high-tech approach, give us a special niche in this highly competitive marketplace. This has been reinforced with our relatively strong performance in recent years." In addition the Bank has announced plans to open a full-service private banking office in Wellesley in the spring of 1998.

The Company offers a full range of banking, commercial and residential lending, and trust and investment management services to its domestic and international clientele with a commitment to exceptional service. The Bank also offers a First Time Homebuyer program, and "soft second" mortgage financing. Under its Accessible Banking program, the Bank is an active provider of real estate financing for affordable housing, economic development, and small businesses.

                          Boston Private Bancorp, Inc.
                             Selected Financial Data

                                          December 31,          December 31,
                                              1997                  1996
                                          ------------          ------------
(Dollars in Thousands,                     (Unaudited)
 Except Per Share Data)
Total Balance Sheet Assets                   $368,942              $293,879
Stockholders' Equity                           25,935                25,801
Total Loans                                   276,825               206,107
Allowance for Possible Loan Losses              3,645                 2,566
Nonperforming Loans                               747                   976
Other Real Estate Owed                             85                    85
Nonperforming Assets                              832                 1,061


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
Deposits                                      258,301               209,302

Borrowings                                     79,684                53,659

Book Value Per Share                            $2.44                 $2.50
Market Price Per Share                          $8.00                 $5.38

Client Assets Under Management             $2,245,000            $1,941,000

FINANCIAL RATIOS:

Stockholders' Equity/Total Assets               7.03%                 8.78%
Nonperforming Loans/Total Loans                 0.27%                 0.47%
Allowance for Loan Losses/
   Nonperforming Loans                        487.95%               262.91%
Nonperforming Assets/Total Assets               0.23%                 0.36%



                                      Year End               Three Months Ended
                                 (Dollars In Thousands, Except Per Share Data)
                               Dec. 31,     Dec. 31,       Dec. 31,      Dec. 31,
                                 1997         1996           1997          1996
                               --------     --------       --------      --------
OPERATING RESULTS:

Net Interest Income             $11,394      $ 9,311        $3,109        $2,525
Investment Management
   and Other Fees                13,784       12,831         3,358         3,518
Total Revenue                    25,178       22,142         6,467         6,043
Loan Loss Provision                 810          619           551           196
Operating Expense                17,441       14,829         3,327         4,179
Merger Expense                    1,510            -         1,390             -
Income Before Tax                 5,417        6,694         1,199         1,668
Income Tax Expense                1,909        1,216         1,011           327
Net Income (A)                  $ 3,508      $ 5,478          $188        $1,341


Per Share Data:
Basic Earnings Per Share         $ 0.33      $  0.57        $ 0.02        $ 0.13
Diluted Earnings




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
   Per Share (A)                  $0.32        $0.55         $0.02         $0.13

Average Common Shares
   Outstanding               10,590,000    9,597,000    10,639,000    10,062,000
Average Diluted Shares
   Outstanding               10,960,000    9,880,000    11,020,000    10,062,000

Pro forma Information:
Net Income                       $3,508       $5,478          $188        $1,341
Pro forma adjustment for
   income taxes of
   acquired entity
   previously filing as
   an S Corporation                 186        1,233         (294)           281
Pro forma Net Income
   After Adjustment for
   Income Taxes                  $3,322       $4,245          $482        $1,060
Pro forma Net Income
   Per Basic shares
   Outstanding                    $0.31        $0.44         $0.05         $0.11
Pro forma Net Income
   Per Diluted Shares
   Outstanding                    $0.30        $0.43         $0.04         $0.11

OPERATING RATIOS:

Return on Average Equity         13.50%       26.37%         2.83%        24.67%
Return on Average Assets          1.13%        2.11%         0.22%         1.94%

Net Interest Margin               3.87%        3.80%         3.81%         3.85%
Total Fees/Total
   Revenue                       54.75%       57.95%        51.93%        58.22%
Efficiency Ratio                 75.27%       66.97%        72.94%        69.15%

(A) After deducting $1.2 million of non-recurring merger expenses, operating net income for the fourth quarter and the year ended 12/31/97 is $1.3 million, or $0.12 per share, and $4.7 million, or $0.43 per share, respectively.